Exhibit 99.1

Central Iowa Energy, LLC 3426 East 28th St N Newton, IA 50208 641-791-1010 (phone) 641-791-1192 (fax) www.centraliowaenergy.com
December 18, 2008
Dear Central Iowa Energy, LLC Member:
With our tax year-end fast approaching, we would like to take this opportunity to provide some information relating to the tax implications of your ownership in Central Iowa Energy (CIE). CIE is a limited liability company that is taxed as a partnership, which means that the company’s tax credits and net loss flow through to the individual owners of membership units in proportion to their ownership interest. These numbers are reported to members on K-1 forms. For your tax return you must use the actual numbers from your K-1 form which we anticipate will be mailed to you by February 13. CIE staff and our tax accountants, Christianson and Associates (C&A) work diligently to get the K-1 forms prepared and mailed as quickly as possible. If you have not received your K-1 by February 18, please feel free to contact our office to confirm your address and verify it was mailed.
Please understand that this letter only provides general information and that each member should consult their own tax advisor concerning the impact that their ownership in CIE will have on their federal and state income tax liability and the applicability of federal, state and local tax laws. Please also understand that the numbers provided in this letter are only ESTIMATES provided to you for planning purposes and that these estimates may change when our tax accountants, (C&A), prepare our tax returns. These estimates are not guarantees of future results; they are only our prediction and they involve numerous assumptions, risks and uncertainties.* Our actual results may differ.
There are two tax credits that will flow through to CIE’s members:
Small Agribiodiesel Producer Tax Credit
This is a federal tax credit that is based on our volume of production. Since we have produced over 15 million gallons for the year, we are able to claim the full Small Producer Tax Credit of $0.10 per gallon, or $1,500,000. This will be approximately $56.24 per unit and will appear on line 15 of your K-1 form and will show code P. Under current law, the Small Producer Tax Credit is a “passive” credit. This means that unit holders may be able to utilize this tax credit only to reduce their federal income tax on passive activity income.

Investment Tax Credit
The investment tax credit is a benefit of the High Quality Job Creation program and is equal to a percentage of qualifying expenditures related to the creation of new jobs. It is a tax credit which may offset State of Iowa income tax liability and is equally amortized over a five-year period. Any credit in excess of the member’s tax liability may be carried forward for seven years. The amount of the credit for 2008 is approximately $290,000 or approximately $10.87 per unit. For Iowa residents, this credit can be found on the Iowa Resident Partner Summary form. For Iowa non-residents it will be in the supplemental information section of the Iowa Nonresident Form K-1.
Finally, our members may be able to deduct their allocated share of our net loss. However, this deduction is subject to a number of tax rules which may restrict an investor’s ability to deduct their allocated share of net loss, including rules related to at-risk and passive losses and basis. At this time, we are projecting a net loss of approximately $316 per unit. ($237 per unit of this loss comes from accelerated depreciation with the remainder being projected operating losses.) Subject to the restrictions listed above, that net loss may result in reducing or eliminating any federal income tax liability unit holders might otherwise incur on passive activity income and may be carried forward indefinitely to offset future passive activity income. This will be shown as an Ordinary Loss on Line 1 of the K-1 form.
Again, please keep in mind that the numbers provided in this letter are only ESTIMATES which are subject to change. You should consult your tax advisor regarding the information contained in this letter and any tax implications it may have on your particular tax situation. Christianson & Associates will be mailing the K-1’s out as quickly as they can and we anticipate that you will receive them by February 13, 2009.
The Board of Directors and CIE management team wishes all of our members and their families a very Merry Christmas and prosperous New Year!
*This memo contains forward-looking statements that involve future events, our future performance and our expected future operations and actions. In some cases you can identify forward-looking statements by the use of words such as “may,” “should,” “anticipate,” “believe,” “expect,” “will,” “plan,” “future,” “intend,” “could,” “estimate,” “predict,” “hope,” “potential,” “continue,” or the negative of these terms or other similar expressions. These forward-looking statements are only our predictions and involve numerous assumptions, risks and uncertainties. Our actual results or actions may differ materially from these forward-looking statements for many reasons, including the risk factors identified in our quarterly and annual reports filed with the Securities and Exchange Commission.
We are not under any duty to update the forward-looking statements contained in this memo. We cannot guarantee future results, levels of activity, performance or achievements. We caution you not to put undue reliance on any forward looking statements, which speak only as of the date of this memo. We qualify all of our forward-looking statements by these cautionary statements.

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